EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Dallas, Texas, August 21, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.184914 per unit, payable on September 17, 2012, to unitholders of record on August 31, 2012. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	17,000	204,000	$75.59	$4.83

Prior Month	17,000	138,000	$90.13	$5.52

Excess Costs

XTO Energy has informed the trustee that lower oil prices and increased production expenses related to the timing of cash disbursements caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 877-228-5084